    Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2026 Results

•Revenues of $1.77 billion; approximately (3)% revenue contraction
•Net bookings of $2.6 billion; book-to-bill ratio of 1.5, trailing twelve months book-to-bill ratio of 1.0
•Year-to-date net bookings of $5.0 billion; year-to-date book-to-bill ratio of 1.4
•Net income of $127 million; Adjusted EBITDA(1) of $185 million or 10.5% of revenues
•Diluted earnings per share of $2.71; Adjusted diluted earnings per share(1) of $3.63
•Cash flows provided by operating activities of $122 million; Free cash flow(1) of $150 million
•Management lowers revenue and adjusted EBITDA(1) guidance and increases free cash flow(1) and adjusted diluted earnings per share(1) guidance
RESTON, VA, September 4, 2025—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500 technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended August 1, 2025.
"Our second quarter results reflect strong program performance, and our bookings reflect further momentum in our business development efforts; however, slower on-contract growth and continued delays in new business awards and new program ramps are contributing to a more challenging revenue environment than previously forecasted,” said Toni Townes-Whitley, SAIC Chief Executive Officer. “We are responding purposefully by aligning our cost structure while sustaining key investments to drive long-term value creation. Our revised guidance assumes that the operating environment remains stable but does not improve this year. We believe that this more cautious outlook is prudent, and we are confident in our ability to execute against it."
Second Quarter of Fiscal Year 2026: Summary Operating Results

	Three Months Ended
	August 1, 2025	Percent change	August 2, 2024
	(dollars in millions, except per share amounts)
Revenues	$1,769	(3)%	$1,818
Operating income	139	4%	134
Operating income as a percentage of revenues	7.9%	50bps	7.4%
Adjusted operating income(1)	182	8%	169
Adjusted operating income as a percentage of revenues	10.3%	100bps	9.3%
Net income	127	57%	81
EBITDA(1)	177	5%	169
EBITDA as a percentage of revenues	10.0%	70bps	9.3%
Adjusted EBITDA(1)	185	9%	170
Adjusted EBITDA as a percentage of revenues	10.5%	110bps	9.4%
Diluted earnings per share	$2.71	72%	$1.58
Adjusted diluted earnings per share(1)	$3.63	77%	$2.05
Net cash provided by operating activities	$122	(12)%	$138
Free cash flow(1)	$150	(38)%	$241
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter decreased $49 million or 3% compared to the same period in the prior year primarily due to contract completions and ramp down in volume on existing contracts, partially offset by new contracts.
Operating income as a percentage of revenues for the quarter increased compared to the same period in the prior year primarily due to improved profitability across our contract portfolio and a recovery of costs from the settlement of a patent infringement matter, partially offset by costs related to the settlement of federal tax audits and the indirect rates impact of state taxes related to the One Big Beautiful Bill Act.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 10.5% from 9.4% for the same period in the prior year primarily due to improved profitability across our contract portfolio and a recovery of costs from the settlement of a patent infringement matter, partially offset by the indirect rates impact of state taxes related to the One Big Beautiful Bill Act.
Diluted earnings per share for the quarter was $2.71 compared to $1.58 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $3.63 compared to $2.05 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 46.8 million from 51.2 million during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter decreased $16 million compared to the prior year quarter primarily due to timing of customer collections and vendor payments, partially offset by lower cash outflows from the usage of the Master Accounts Receivable Purchase Agreement ("MARPA Facility") in the current year and other changes in working capital.
During the quarter, SAIC deployed $130 million of capital, primarily consisting of $106 million of plan share repurchases and $17 million in cash dividends.
Quarterly Dividend Declared
Subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 24, 2025 to stockholders of record on October 10, 2025. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter and year were approximately $2.6 billion and $5.0 billion, respectively, which reflects a book-to-bill ratio of 1.5 and 1.4, respectively, and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $23.2 billion. Of the total backlog amount, approximately $3.6 billion was funded.
Notable New and Recompete Awards:
U.S. Air Force: During the quarter, SAIC was awarded the Hyper-Innovative Operational Prototype Engineering ("HOPE") 2.0 contract in support of the U.S. Air Force Tactical Exploitation of National Capabilities ("AF TENCAP"). This $928 million contract spans a five-year performance period (one year base plus, four, one-year option periods). The HOPE 2.0 contract integrates Intelligence Community capabilities with urgent DoD operational needs. SAIC will provide comprehensive Research, Development, Test, and Evaluation ("RDT&E") mission engineering services to help AF TENCAP create near program of record ready prototypes that lead to improved warfighting superiority and decision dominance in all domains. Incorporating warfighter feedback, SAIC will support rapid prototype development and mission integration for AF TENCAP and its 65 agencies and commands across the DoD and Intelligence Community. This includes partnering with more than a dozen traditional and non-traditional defense companies to deliver the nation's most advanced technology to DoD Combatant Commands.
Department of Treasury: During the quarter, SAIC was awarded a three-year (one-year base plus, two, one-year option periods) $728 million task order to continue delivering essential cloud services for the Treasury Department. Under this task order, SAIC will continue providing cloud application assessment, implementation, operations, maintenance and training in support of the Treasury Department's transformation to a secure multi-cloud environment.
U.S. Navy: During the quarter, SAIC was awarded a five year (one-year base, plus four, one-year options), $202 million contract, to provide an extensive range of training solutions for the U.S. Navy, including modernized virtual and synthetic training environments, as part of the Fleet Deployment Training Program. This initiative is crucial to supporting U.S. Fleet Forces ("USFF") and associated Fleet commands and activities, significantly enhancing the Navy's readiness to operate and fight effectively across the globe. Under this contract, SAIC will provide the Navy with extensive training and readiness support capabilities across 19 different headquarters and training commands. This encompasses academic instruction, live exercises, synthetic training events and policy support to ensure comprehensive pre-deployment training and certification, as well as post-deployment sustainment for fleet units and staffs.
U.S. Department of State: During the quarter, SAIC was awarded a two-year, (1 year base plus four, three-month option periods) $547 million contract extension on the Vanguard program to continue providing comprehensive IT services and support for the Department of State.
U.S. Navy: During the quarter, SAIC was awarded a 5-year, approximately $360 million contract with a Navy customer. This contract centers around delivering innovative solutions to enhance our nation’s defenses including development and modernization of a variety of electronic warfare and active emitter systems.
Orange County, California: During the quarter, SAIC was awarded a $164 million contract to continue delivering comprehensive IT managed services and solutions for Orange County, California. Under this five-year contract with two additional one-year options, SAIC will continue to manage data center infrastructure, desktop management, service desk operations, applications, networks, voice infrastructure and security operations across various county agencies and departments.
U.S. Navy: During the quarter, SAIC was awarded a Seaport Task Order to support Naval Surface Warfare Center Crane Mobility Platform Integration, with a total contract value of $89 million.
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $150 million of contract awards by space and intelligence organizations. These awards represent a combination of new business and recompetes.
Fiscal Year 2026 Guidance
The table below summarizes fiscal year 2026 guidance and represents the Company's views as of September 4, 2025.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2026 Guidance	2026 Guidance
Revenue	$7.250B - $7.325B	$7.60B - $7.75B
Adjusted EBITDA(1)	$680M - $690M	$715M - $735M
Adjusted EBITDA Margin %(1)	9.3% - 9.5%	9.4% - 9.6%
Adjusted Diluted EPS(1)	$9.40 - $9.60	$9.10 - $9.30
Free Cash Flow(1)	>$550M	$510M - $530M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on September 4, 2025. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC
SAIC® is a premier Fortune 500 mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(in millions, except per share amounts)
Revenues	$1,769	$1,818	$3,646	$3,665
Cost of revenues	1,554	1,608	3,222	3,242
Selling, general and administrative expenses	75	77	164	162
Other operating (income) expense	1	(1)	—	(4)
Operating income	139	134	260	265
Interest expense, net	31	31	61	65
Other (income) expense, net	—	3	5	5
Income before income taxes	108	100	194	195
Income tax (expense) benefit	19	(19)	1	(37)
Net income	$127	$81	$195	$158
Weighted-average number of shares outstanding:
Basic	46.7	50.9	47.1	51.3
Diluted	46.8	51.2	47.3	51.7
Earnings per share:
Basic	$2.72	$1.59	$4.14	$3.08
Diluted	$2.71	$1.58	$4.12	$3.06

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 1, 2025	January 31, 2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$48	$56
Receivables, net	951	1,000
Prepaid expenses	175	78
Other current assets	30	20
Total current assets	1,204	1,154
Goodwill	2,851	2,851
Intangible assets, net	721	779
Property, plant, and equipment, net	104	104
Operating lease right of use assets	156	164
Other assets	165	194
Total assets	$5,201	$5,246
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$557	$631
Accrued payroll and employee benefits	336	339
Other accrued liabilities	106	113
Debt, current portion	448	313
Total current liabilities	1,447	1,396
Debt, net of current portion	1,844	1,907
Operating lease liabilities	153	173
Deferred income taxes	132	24
Other long-term liabilities	108	169
Equity:
Total stockholders' equity	1,517	1,577
Total liabilities and stockholders' equity	$5,201	$5,246

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(in millions)
Cash flows from operating activities:
Net income	$127	$81	$195	$158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	34	71	69
Stock-based compensation expense	10	12	25	25
Deferred income taxes	110	(8)	109	(8)
Other	(1)	(2)	—	(3)
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	58	(12)	49	(32)
Prepaid expenses and other current assets	(113)	(1)	(107)	14
Accounts payable and other accrued liabilities	(117)	(21)	(84)	39
Accrued payroll and employee benefits	48	51	(3)	(32)
Operating lease assets and liabilities, net	(2)	(2)	(4)	(5)
Other assets and other long-term liabilities, net	(33)	6	(29)	11
Net cash provided by operating activities	122	138	222	236
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(6)	(15)	(12)
Purchases of marketable securities	—	(4)	(4)	(8)
Sales of marketable securities	1	2	4	6
Contributions to investments	(1)	(1)	(7)	(2)
Net cash used in investing activities	(7)	(9)	(22)	(16)
Cash flows from financing activities:
Proceeds from borrowings	557	380	1,307	673
Principal payments on borrowings	(546)	(296)	(1,235)	(606)
Stock repurchased and retired or withheld for taxes on equity awards	(110)	(201)	(252)	(304)
Dividend payments to stockholders	(17)	(19)	(36)	(39)
Issuances of stock	6	5	12	9
Other	(4)	—	(4)	—
Net cash used in financing activities	(114)	(131)	(208)	(267)
Net increase (decrease) in cash, cash equivalents and restricted cash	1	(2)	(8)	(47)
Cash, cash equivalents and restricted cash at beginning of period	55	58	64	103
Cash, cash equivalents and restricted cash at end of period	$56	$56	$56	$56

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(dollars in millions)
Revenues
Defense and Intelligence	$1,374	$1,415	$2,807	$2,851
Civilian	395	403	839	814
Total revenues	$1,769	$1,818	$3,646	$3,665

Adjusted operating income (loss)
Defense and Intelligence	$124	$124	$239	$248
Civilian	54	46	106	92
Corporate	4	(1)	(5)	(6)
Total adjusted operating income	$182	$169	$340	$334

Adjusted operating margin
Defense and Intelligence	9.0%	8.8%	8.5%	8.7%
Civilian	13.7%	11.4%	12.6%	11.3%
Total adjusted operating margin	10.3%	9.3%	9.3%	9.1%
Second Quarter Defense and Intelligence Results
Revenues for the quarter decreased $41 million or 3% compared to the same period in the prior year primarily due to contract completions and ramp down in volume on existing contracts, partially offset by new contracts.
Adjusted operating income as a percentage of revenues increased compared to the same periods in the prior year primarily due to timing and volume mix in our contract portfolio.
Second Quarter Civilian Results
Revenues for the quarter decreased $8 million or 2% compared to the same period in the prior year primarily due to contract completions and ramp down in volume on existing contracts.
Adjusted operating income as a percentage of revenues increased from the comparable prior year period due to improved profitability across our contract portfolio.
Second Quarter Corporate Results
Adjusted operating income was $4 million for the current quarter compared to an adjusted operating loss of $1 million during the same period in the prior year primarily due to a recovery of costs from the settlement of a patent infringement matter, partially offset by higher other selling, general and administrative expenses.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 1, 2025			January 31, 2025
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,646	$948	$3,594	$2,599	$845	$3,444
Negotiated unfunded backlog	15,994	3,584	19,578	15,341	3,072	18,413
Total backlog	$18,640	$4,532	$23,172	$17,940	$3,917	$21,857
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the consolidated non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Adjusted Operating Income

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(dollars in millions)
Revenues	$1,769	$1,818	$3,646	$3,665
Operating income	$139	$134	$260	$265
Operating income as a percentage of revenues	7.9%	7.4%	7.1%	7.2%
Depreciation of property, plant and equipment	6	5	13	11
Amortization of intangible assets	29	29	58	58
Acquisition, integration, restructuring and impairment costs	1	2	4	2
Recovery of acquisition, integration, restructuring and impairment costs	—	(1)	(2)	(2)
Costs related to the settlement of federal tax audits	7	—	7	—
Adjusted operating income(1)	$182	$169	$340	$334
Adjusted operating income as a percentage of revenues	10.3%	9.3%	9.3%	9.1%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding depreciation and amortization, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(dollars in millions)
Revenues	$1,769	$1,818	$3,646	$3,665
Net income	$127	$81	$195	$158
Interest expense, net and loss on sale of receivables	34	35	68	72
Income tax expense (benefit)	(19)	19	(1)	37
Depreciation and amortization	35	34	71	69
EBITDA(1)	177	169	333	336
EBITDA as a percentage of revenues	10.0%	9.3%	9.1%	9.2%
Acquisition, integration, restructuring and impairment costs	1	2	4	2
Recovery of acquisition, integration, restructuring and impairment costs	—	(1)	(2)	(2)
Costs related to the settlement of federal tax audits	7	—	7	—
Adjusted EBITDA(1)	$185	$170	$342	$336
Adjusted EBITDA as a percentage of revenues	10.5%	9.4%	9.4%	9.2%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition, integration, restructuring and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended August 1, 2025
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
Income before income taxes	$108	$1	$29	$7	$145
Income tax (expense) benefit	19	—	6	—	25
Net income	$127	$1	$35	$7	$170

Diluted EPS	$2.71	$0.02	$0.75	$0.15	$3.63

	Three Months Ended August 2, 2024
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$100	$2	$(1)	$29	$130
Income tax (expense) benefit	(19)	—	—	(6)	(25)
Net income	$81	$2	$(1)	$23	$105

Diluted EPS	$1.58	$0.04	$(0.02)	$0.45	$2.05
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Six Months Ended August 1, 2025
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
Income before income taxes	$194	$4	$(2)	$58	$7	$261
Income tax (expense) benefit	1	—	—	—	—	1
Net income	$195	$4	$(2)	$58	$7	$262

Diluted EPS	$4.12	$0.08	$(0.04)	$1.23	$0.15	$5.54

	Six Months Ended August 2, 2024
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$195	$2	$(2)	$58	$253
Income tax (expense) benefit	(37)	—	—	(11)	(48)
Net income	$158	$2	$(2)	$47	$205

Diluted EPS	$3.06	$0.04	$(0.04)	$0.91	$3.97
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
	(in millions)
Net cash provided by operating activities	$122	$138	$222	$236
Expenditures for property, plant, and equipment	(7)	(6)	(15)	(12)
Cash used from (provided by) MARPA Facility	35	109	(101)	30
Free cash flow(1)	$150	$241	$106	$254

	CURRENT	PRIOR
	FY26 Guidance	FY26 Guidance
(in millions)
Net cash provided by operating activities	>$585	$545 to $565
Expenditures for property, plant, and equipment	Approximately $35	Approximately $35
Free cash flow(1)	>$550	$510 to $530
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.
(1)Non-GAAP measure, see above for definition.